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                                                                     EXHIBIT 8.2



                   [Wachtell, Lipton, Rosen & Katz Letterhead]



                                February 11, 2000



First Security Corporation
79 South Main Street, Second Floor
Salt Lake City, Utah  84111

Ladies/Gentlemen:

        We have acted as special counsel to First Security Corporation, a Delaware corporation ("First Security"), in connection with the proposed merger of Zions Bancorporation, a Utah corporation ("Zions"), with and into First Security (the "Merger"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of June 6, 1999, by and between Zions and First Security. At your request and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain United States federal income tax consequences of the Merger and related transactions pursuant to the Agreement. Any capitalized term used and not defined herein has the meaning given to it in the joint proxy statement-prospectus of Zions and First Security (the "Joint Proxy Statement-Prospectus") included in the Registration Statement, or the appendices thereto (including the Agreement).

        For purposes of the opinion set forth below, we have relied, with the consent of Zions and the consent of First Security, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the representation letters of Zions and First Security dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement-Prospectus.

        We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the States of Utah and Delaware.

        Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

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First Security Corporation
February 11, 2000
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        1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        2. Each of Zions and First Security will be a party to that reorganization within the meaning of Section 368(b) of the Code;

        3. No gain or loss will be recognized by shareholders of Zions who receive shares of Surviving Corporation Common Stock in exchange for shares of Zions Common Stock pursuant to the Merger;

        4. The holding period of the Surviving Corporation Common Stock exchanged for shares of Zions Common Stock pursuant to the Merger will include the holding period of the Zions Common Stock for which it is exchanged, assuming the shares of Zions Common Stock are held as capital assets at the Effective Time;

        5. The basis of the Surviving Corporation Common Stock received in the Merger will be the same as the basis of the Zions Common Stock for which it is exchanged;

        6. No gain or loss will be recognized by stockholders of First Security who receive shares of Surviving Corporation Common Stock in the Reverse Stock Split, except with respect to cash received in lieu of fractional share interests;

        7. The holding period of the Surviving Corporation Common Stock exchanged for shares of First Security Common Stock in the Reverse Stock Split will include the holding period of the First Security Common Stock for which it is exchanged, assuming the shares of First Security Common Stock are held as capital assets at the Effective Time; and

        8. The basis of the Surviving Corporation Common Stock received in the Reverse Stock Split (including fractional shares deemed received and redeemed) will be the same as the basis of the First Security Common Stock for which it is exchanged.

        We express no opinion as to the United States federal income tax consequences of the Merger or the Reverse Stock Split to stockholders subject to special treatment under United States federal income tax law (including, for example, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons that hold common stock as part of a hedge, straddle or conversion transactions, persons who are not citizens or residents of the United States, and shareholders who acquired their shares of common stock through the exercise of an employee stock option or otherwise as compensation. In addition, no opinion is expressed with respect to the tax consequences of the Merger or the Reverse Stock Split under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "THE MERGER - Federal Income Tax Consequences of the Merger and Related Transactions" and elsewhere in the Joint Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

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First Security Corporation
February 11, 2000
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        We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                            Very truly yours,

                                            /s/ Wachtell, Lipton, Rosen & Katz